                                                                    Exhibit 7.13

                             INTERCREDITOR AGREEMENT

         THIS AGREEMENT, dated as of August 24, 1999 between the HOLDERS shown on Exhibit B attached hereto ("Holders"), MITCHELL W. LEGLER, as Agent (the "Agent") for the Holders shown on Exhibit B attached hereto ("Holders") and AMERICAN FOUNDERS LIFE INSURANCE COMPANY ("AFL").

                               Recitation of Facts

         A. AFL has lent money (the "AFL Loans") to Riverside Group, Inc. (the "Company") pursuant to documents described on Exhibit A (the "AFL Loan Documents").

         B. The AFL Loan Documents are secured by two Florida mortgages and five Georgia deeds to secure debt, all dated as of June 6, 1996 (collectively, the "AFL Mortgages"), and a Pledge Agreement dated as of June 6, 1996 ("AFL Pledge") pledging 2,002,337 shares of Wickes, Inc. common stock (the "Wickes Shares"), which instruments secure the AFL Loans and related obligations, as they may be modified, called (the "AFL Collateral Documents"). The real and personal property subject to the AFL Collateral Documents are collectively called the "Collateral." The AFL Loans and other obligations secured by the AFL Collateral Documents are herein called the "AFL Obligations."

         C. The Company has issued the Subordinated Notes, defined below, in the aggregate original principal amount of $10,000,000 and said Subordinated Notes are presently held by the persons with their respective addresses and the current principal balances of their respective Subordinated Notes which are all shown on Exhibit B attached hereto ("Holders").

         D. The Agent is collateral and servicing agent for all of the Holders and all of the Holders are parties to a Credit Agreement dated as of April 1, 1999 by and among the Agent, the Holders, and the Company (as it may be modified, called the "Credit Agreement"). Said Credit Agreement does not bind AFL in any respect and is mentioned herein for convenience purpose only. Pursuant to the Credit Agreement, the Holders have extended credit to the Company in the aggregate original principal amount of Ten Million Dollars ($10,000,000) (the "Holder Loans"). Proceeds of the Holder Loans are to be used to satisfy in full all of the Subordinated Notes of the Company (the "Subordinated Notes") issued pursuant to the Subordinated Note Agreement dated August 31, 1989, as amended (the "Subordinated Note Agreement"), which notes mature on September 30, 1999 and said notes are described on Exhibit D hereto.

         E. In consideration for the repayment of all of the Subordinated Notes and making of the Holder Loans, which mature on September 30, 2000 and bear interest at 2% per annum less than the Subordinated Notes (i.e., 11% rather than 13%), the Company has agreed to secure the Holder Loans and related obligations (collectively, the "Holder Obligations") with, among other collateral, second mortgages encumbering the property subject to the AFL Mortgages (the "Subordinate Mortgages") and a second-priority pledge of the Wickes Shares (the "Subordinate Pledge") subject to the first priority AFL Pledge.

         F. The parties hereto wish to provide for certain agreements relating to the Collateral as more fully set forth herein.

                                    Agreement

         1. First Priority of the AFL Security Interests in Collateral Payment Priorities. Any other provision of this Agreement to the contrary notwithstanding, the Holders and Agent acknowledge, confirm and irrevocably covenant, warrant and agree that, all rights, title and interests of AFL in the Collateral under and pursuant to the AFL Mortgages, the AFL Pledge and all of the AFL Loan Documents are, and shall continue to be, superior in all respects to any right, title or interest of the Holders and Agent in the Collateral including all proceeds thereof. In addition, effective upon receipt by Agent of written notice from AFL of a default under the AFL Obligations, the Agent's and Holders' rights to receive further payments on the Holder Obligations shall be junior, inferior and subordinate in all respects to, and postponed until payment in full of, the AFL Obligations except as to payments representing proceeds of collateral for the Holder Obligations other than the Collateral and payments made pursuant to any order of a bankruptcy court or another court of competent jurisdiction. Any payments received by the Holders or Agent after Agent receives the aforementioned notice of default from AFL pursuant to this paragraph shall be held in trust by Agent and the Holders for the sole and exclusive benefit of AFL and promptly delivered by the recipient in the form received directly to AFL. If not paid to AFL within three business days after the receipt thereof, the recipient shall pay to AFL interest on said funds at the lesser of; (a) the maximum rate permitted by law, or (b) 18% per annum from date of receipt until full payment is made to AFL. AFL reserves the unfettered right, from time to time, to amend any one or more of the AFL Loan Documents by agreement with the Company and said amendment(s) shall not affect the priority of AFL's liens and security interests in the Collateral which shall continue to be superior and prior to the liens and security interests in the Collateral held be Agent and/or Holders without any requirement to obtain any consent, approval or subordination from Agent and/or Holders.

         2. Provision for Future Advances. AFL may make future advances under the AFL Loan Documents: (a) in an unlimited amount for any purpose, in AFL'S sole discretion, related to the Collateral, including, but not limited to, paying property taxes, insurance or other amounts necessary or desirable, in AFL's sole discretion, to protect, preserve, or enhance the value of the Collateral or to protect, preserve, perfect and/ or continue AFL's security interests or priority therein and (b) up to $250,000 in the aggregate for any corporate purpose. Nothing herein shall limit in any way any increases in the principal amount of the AFL Obligations according to the terms thereof (except for future advances as stated above) such as but not limited to AFL's rights to recover its attorney's fees, court costs and costs to cure as stated in the AFL Loan Documents.

         3. Release of Real Estate Collateral. Subject to the procedures set forth in this Paragraph 4, upon a Qualifying Transaction of any parcels of real estate Collateral listed on Exhibit C hereto as requested by the Company in writing to AFL (the "Parcels"), the Agent agrees with AFL, within ten days after AFL's request therefor, to release such Parcels from the Subordinate Mortgages provided that 100% of the net proceeds of such transaction are paid to AFL to reduce the AFL Obligations (including the funding of any Prepayment Account described in the AFL Loan Documents) or, if the AFL Loans have been paid in full, to the Agent for payment of the Holder Obligations. For purposes of this section, "net proceeds" shall mean the gross sale price less the Company's and AFL's closing costs payable to parties unrelated to the Company, all as determined by AFL in its sole and absolute discretion. A Qualifying Transaction means any bona fide sale or refinancing of the Collateral for cash or in which the non-cash proceeds are applied as set forth above with the same effect and in the same amount as if the sale or refinancing were entirely for cash, provided however, if the purchaser pays cash of at least forty percent (40%) of the purchase price and AFL is a purchase money lender to said purchaser, AFL may require, without limitation, that the Company guarantee such obligations of the purchaser to AFL and that such guarantee be secured by AFL's lien and security interest of the first priority in all or any part of the Collateral.

         4. Escrowed Releases. Paragraph 3 above to the contrary notwithstanding, the Agent has delivered to AFL on an irrevocable basis, pre-executed recordable partial release forms for each and all of the Subordinate Mortgages and for the Subordinate Pledge, in escrow to be released upon satisfaction of the conditions set forth in the preceding paragraph, subject to the procedures set forth below. Agent and Holders hereby irrevocably grant to AFL an irrevocable power-of-attorney, coupled with an interest, with full right of substitution, to take any and all actions which AFL desires to make, as determined by AFL in its sole and absolute discretion, to release one or more Parcels from the Subordinate Mortgages and to release Collateral from the Subordinate Pledge, at any time and in any order, as determined by AFL, in its sole and absolute discretion; provided that such release is made only in connection with a Qualifying Transaction of the released Collateral and that the proceeds are applied as set forth in Paragraph 3.

         5. Collateral Agent. AFL agrees with the Agent for the benefit of the Holders that, to the extent that AFL is holding or has control or dominion over any of the Wickes Shares or proceeds of any the Wickes Shares, it shall hold such shares and/or proceeds first, for the account of AFL as the holder of the security interest therein of the first priority, and secondarily, on a junior, inferior and subordinated basis, as agent for the Agent and Holders for the sole and limited purpose of perfecting the Agent's and Holders' second, junior, inferior and subordinate pledge and security interest in such Collateral. AFL shall endeavor not to release any certificates representing the Wickes Shares to the Company or its agents. If any Collateral is held by a financial intermediary, the parties shall provide appropriate instructions to such financial intermediary and obtain its agreement that it is holding such shares for the benefit of AFL as the holder of the security interest of the first priority and, on a junior, inferior and subordinated basis, for the Agent and the Holders. AFL reserves any and all rights which AFL now has or hereafter may have to exercise any and all remedies available to AFL at law, in equity, by contract, including self-help, or otherwise including, but not limited to, the right to exercise a public or private power of sale or to foreclose upon all or any part of the Collateral in whatever order AFL may select in its sole and absolute discretion, in accordance with the AFL Loan Documents. Upon payment in full of the AFL Obligations, AFL shall deliver to the Agent all Collateral and proceeds thereof in its possession.

         6. Representations of AFL. AFL hereby represents and warrants to the Agent for the benefit of the Agent and the Holders that, to the extent of AFL's knowledge and belief but without any liability for any misstatement or omission made by AFL herein, AFL believes that:

            (a) AFL has the full right, power and authority to execute, deliver and perform its obligations under this Agreement without the consent of any other person, including any regulatory agency and all such actions have been authorized by all necessary corporate actions.

            (b) AFL has not assigned any of its rights in and to the Collateral to any other Person.

            (c) The total AFL obligations as of June 30, 1999, are $11,796,565, which includes the principal amount of the AFL Loans of $11,344,672, plus accrued but unpaid interest in the amount of $451,893, and all other amounts secured by the AFL Loan Documents.

         (d) The AFL Loan Documents and AFL Collateral Documents described herein are all material documents evidencing, describing, securing or guaranteeing the AFL. Obligations.

     7. Representations, etc.; of the Agent. The Agent hereby represents and warrants to AFL as follows:

         (a) The Agent has the full right, power and authority to execute, deliver and perform its obligations under this Agreement without the consent of any other person.

         (b) The Agent is the incumbent Agent under the Credit Agreement and has the full right, power and authority to release Collateral as provided herein without the consent of the Holders.

         (c) To the best of Agent's knowledge without an independent verification thereof, Agent has the full right, power and authority to execute, deliver and perform its obligations under this Agreement and to bind the Holders without the consent of any other person, including any regulatory agency and all such actions have been authorized by all necessary corporate or other actions.

         (d) To the best of Agent's knowledge without an independent verification thereof, Holders have not assigned any of Holders' rights in and to the Subordinated Notes, the Subordinated Note Agreement, the Subordinated Mortgages, the Subordinated Pledge, the Holder Loans or any other agreement between Holders and the Company to any other Person except such persons as would take their interests subject to the Holders' obligations under this Agreement.

         (e) To the best of Agent's knowledge, the total Holder Loans as of the date hereof are $10,434,521, which includes the principal amount of the Holder Loans of $10,000,000, plus accrued but unpaid interest in the amount of $434,521 as of June 30, 1999.

         (f) To the best of Agent's knowledge without an independent verification thereof, this agreement is binding and enforceable against the Holders and the Agent in accordance with its terms; subject to bankruptcy, fraudulent transfer, moratorium and other laws for the benefit of creditors generally and to the discretion of a court in the enforcement of equitable remedies.

         (g) Agent has full power to act on behalf of Holders and AFL shall be entitled to rely on any agreement executed by Agent during the entire term of this Agreement without the necessity of confirming or verifying the authority of Agent to act for the Holders or the approval or consent of the Holders.

     8. Consent; Waiver. AFL hereby consents to the junior, inferior and subordinated Subordinate Mortgages and Subordinate Pledge, the payment by the Company of the Subordinated Notes on the terms stated herein and agrees not to participate in any action to have such transaction rescinded or avoided. AFL further consents to the specific transaction described herein and irrevocably waives any default or event of default arising under any AFL Loan Document as a result thereof.

     9. Disputes. In the event of any dispute between the Company and the Agent or the Holders as to rights to the Wickes Shares or proceeds thereof after satisfaction of the AFL

Obligations, AFL shall have the right after ten days written notice to the Agent to interplead the Wickes Shares or proceeds thereof into a court of appropriate jurisdiction in the State of Arizona, in which event AFL shall have no further obligations with respect to such shares.

         10. Notices Among Parties, Etc. Each of the parties agrees to use its best efforts to (a) promptly notify the other when it has given notice to the Company of a default, (b) give the same written notice to the other as it gives to the Company of any intended foreclosure or other disposition of Collateral,
(c) promptly notify the other when it has taken title to or possession of any Collateral, and (d) as reasonably requested by the other party from time to time, apprise the other party of the status of collection efforts being undertaken with respect to the Collateral. Agent and Holders agree that Agent and Holders will take no action to enforce any of their rights and remedies against the Company with respect to the Collateral for a period of sixty days after sending a notice of default to AFL or for a period of sixty days after receiving a notice of default from AFL. Agent and Holder agree that a default under the Holder Loans will constitute a default under the AFL Loan Documents which will not require a notice from AFL to Agent.

         11. AFL's First Priority Not Affected by Amendments, Extensions or Renewals Etc. The first, superior and paramount priority of the AFL's security interests in the Collateral and the junior, inferior and subordinate priority of the Agent and the holders security interests in the Collateral shall not be affected by any amendment, modification, renewal, extension of time for payment or other forbearance or indulgence by either of the parties with respect to the Company's obligations to said party.

         12. Continuing Agreement. The first, superior and paramount priority of AFL's security interests in the Collateral shall be a continuing agreement of Agent and Holders and shall terminate only upon mutual agreement of the parties.

         13. Time of Filing Financing Statements. The provisions of this Agreement shall be binding irrespective of the time of the recording or filing of any Mortgages or financing statements now or hereafter filed by either of the parties.

         14. Amendment; Waiver. No amendment, modification or waiver of any provision of this Agreement, nor any consent to any departure herefrom, shall be effective unless the same shall be in writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any one case shall entitle such party to any other or future notice or demand in the same, similar or other circumstances.

         15. No Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any further exercise thereof or the exercise of any right, power or privilege.

         16. Rights of Parties. This Agreement shall benefit and bind the parties hereto and their successors and assigns. No other person, including the Company or any trustee in bankruptcy, receiver or other representative of the Company or its assets, shall have any rights hereunder. AFL shall use its good faith efforts not to assign the AFL Obligations or AFL Collateral Documents, or any portion thereof, unless the Assignee shall agree in writing to be bound by this Agreement. The Agent agrees to enter into an agreement substantially the same as this Agreement with any institutional lender refinancing the AFL Obligations provided the principal amount of the debt upon refinancing does not exceed the principal amount of AFL Obligations being refinanced.

         17. Notices. All communications provided for hereunder shall be in writing, sent by hand delivery, by United States mail, postage prepaid, or by overnight delivery to the parties, respectively, as follows:

               (a)   If to the Agent, to

                     Mitchell W. Legler
                     300-A Wharfside Way
                     Jacksonville, FL 32207

                     If to the Holders, to the addresses shown on Exhibit B attached hereto.

               (b)   If to AFL, at

                     American Founders Life Insurance Company
                     2720 East Camelback Road
                     Phoenix, AZ 85016

Each party by notice duly given and in accordance with the above provision, may specify a different address for the purposes of this Agreement.

         18. Governing Law, Etc. This Agreement shall be governed by and interpreted in court in accordance with the laws of the State of Arizona disregarding its conflict of laws provisions. All parties hereto agree that jurisdiction and venue for the enforcement of this Agreement shall be the State of Arizona and all parties hereby consent to jurisdiction and venue in the State of Arizona, County of Maricopa.

         19. Further Assurances. The parties hereto agree to cooperate in carrying out the intent of this Agreement and protecting and reserving the rightful interests of the parties in the Collateral and to afford such further assurances to each other as may be reasonably requested.

         20. Counterparts. This Agreement may be executed and delivered in multiple counterparts all of which shall be deemed a single instrument.

         21. Agent Capacity. The Agent is acting solely as agent for the Holders and not in Agent's personal capacity. Neither the Agent personally nor any of the Agent's assets shall have any liability hereunder except for gross negligence or willful misconduct, and, in the event of a dispute, AFL agrees to look solely to any assets or interests of the Agent held on behalf of the Holders to satisfy any judgment which may result in such party's action against the Agent from such dispute.

         22. Waiver of Defenses, Marshalling Defense, Etc. Agent and Holders hereby waive and release to AFL any and all rights to require marshalling of assets in connection with the exercise of any of the remedies permitted to AFL under the AFL Loan Documents or otherwise permitted by applicable law. AFL reserves full right to exercise its remedies in whatever order it so desires in its sole discretion. Nothing herein shall create, explicitly or implicitly, any duty or obligation on the part of AFL in favor or, or for the benefit of, directly or indirectly, Agent and/or the Holders, except as specifically and expressly set forth herein. Except for any defense specifically and expressly stated in this Agreement, Agent and Holders hereby waive all defenses to the exercise by AFL of any of its remedies and Agent and Holders agree not to assert any defenses or counterclaims in any legal action by AFL to enforce any rights and remedies under any one or more of the AFL Loan Documents.

         23. AFL's Condition. This Agreement shall not be effective or binding on AFL in any respect unless and until: (a) the Company and the Agent have verified to AFL that all Subordinated Notes of the Company constituting an aggregate principal indebtedness of the Company of at least Ten Million Dollars have been satisfied in full and all Holders of all Holder Loans representing an aggregate principal indebtedness of at least Ten Million Dollars are parties to the Credit Agreement, have accepted the Holder Loan Note of the Company in the form attached hereto as Exhibit E and are bound by the terms of this Agreement, and (b) AFL receives the legal opinion of the legal counsel for the Agent that this Agreement binds the Holders and is enforceable according to its terms, subject to bankruptcy, insolvency and other laws which affect the rights of creditors generally and the discretion of a court without regard to equitable remedies; provided however, AFL reserves the right, in AFL's sole and absolute discretion, to waive all or any part of these conditions condition by written notice to Agent and the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            /s/ Mitchell W. Legler
                                            ____________________________________
                                            MITCHELL W. LEGLER, as Agent for the
                                            Holders


                                            AMERICAN FOUNDERS LIFE
                                            INSURANCE COMPANY

                                                /s/ Wayne Schreck
                                            By:_________________________________
                                                    Wayne Schreck
                                            Name:_______________________________
                                                    Pres
                                            Title:______________________________

                              CONSENT AND AGREEMENT

         Riverside Group, Inc., the debtor with respect to the obligations described above, hereby represents and warrants to AFL that the Recitation of Facts and the information stated in 6(c) and 7(e) stated above are true, correct and complete, and approves and consents to the foregoing agreement, and acknowledges that it is not a beneficiary of the foregoing agreements or entitled to enforce such agreement. Further Riverside Group, Inc. agrees with AFL that a default by Riverside Group, Inc. under the Holder Loans shall constitute a default under the AFL Loan Documents which shall entitle AFL to exercise any and all of its rights and remedies thereunder.

                                            RIVERSIDE GROUP, INC.


                                                /s/ Edward B. Salem
                                            By:_________________________________
                                                    Edward B. Salem
                                            Name:_______________________________
                                                    Authorized Signer
                                            Title:______________________________


EXHIBITS:

A        AFL Loan Documents

B        Holders: names, addresses, taxpayer identification numbers and balances

C        Real Estate Collateral

D        Subordinated Notes

E        Form of Holder Loan Notes

                                    EXHIBIT A

                               AFL LOAN DOCUMENTS

1. Pledge Agreement dated as of June 6, 1996, by and between RGI, Circle Investors, Inc. and AFLIC, a Texas life insurance company ("AFL")

2.   Letter dated April 20, from RGI to AFLIC (conformed) amending #1 above.

3. Letter dated April 30, 1997 from Circle Investors, Inc. and AFLIC to Riverside Group, Inc.

4. Promissory Note dated June 6, 1996, in the face amount of $2,566,827, by RGI to AFL

5. Promissory Note dated June 6, 1996, in the face amount of $2,604,109, by RGI to AFL

6. Promissory Note dated June 6, 1996, in the face amount of $2,309,190, by RGI to AFL

7. Promissory Note dated June 6, 1996, in the face amount of $2,851,764, by RGI to AFL

8. Promissory Note dated June 6, 1996, in the face amount of $2,876,081, by RGI to AFL

9. Promissory Note dated June 6, 1996, in the face amount of $2,295,0,00, by RGI to AFL

10. Promissory Note dated June 6, 1996, in the face amount of $2,295,000, by RGI to AFL

11. Balloon Mortgage and Security Agreement dated June 6, 1996 by RGI to AFLIC securing Secured Debts as defined up to $17,797,972 (OR. Vol. 8369, Page 1300, Duval County) Tract A

12. Balloon Mortgage and Security Agreement dated June 6, 1996 by RGI to AFLIC securing Secured Debts as defined up to $17,797,972 (OR. Val. 8369, Page 1300, Duval County) Tract B

13. Deed to Secure Debt and Security Agreement dated June 6, 1996, by RGI to AFLIC recorded June 12, 1996, in the records of the Clerk, Superior Court, Cobb County, Georgia, at Book 9666, Page 0175.

14. Deed to Secure Debt and Security Agreement dated June 6, 1996, by RGI to AFLIC recorded June 12, 1996, in the records of the Clerk, Superior Court, Cobb County, Georgia, at Book 9666, Page 0210.

15. Deed to Secure Debt and Security Agreement dated June 6, 1996, by RGI to AFLIC recorded June 12, 1996, in the records of the Clerk, Superior Court , Cobb County, Georgia, at Book 9666, page 0242.

16. Deed to Secure Debt and Security Agreement dated June 6, 1996, by RGI to AFLIC recorded June 12, 1996, in the records of the Clerk, Superior Court, Cobb County, Georgia, at Book 9666, Page 0273.

17. Deed to Secure Debt and Security Agreement dazed June 6, 1996, by RGI to AFLIC recorded June 12, 1996, in the records of the Clerk, Superior Court, Cobb County, Georgia, at Book 9666, Page 0308.

18.  Any and all financing statements pertaining to the above.

                                    Exhibit B

                                Holders of Notes

Holder                                                              Principal
                                                                      Amount

Cecil Altmann                                                       $1,000,000
c/o Mr. Bob Elliott
3251 Prospect Street NW
Washington, DC 20001

Creek Farms Corp.                                                   $  150,000
c/o W. Radford Lovett
Southcoast Capital
One Independent Drive, Suite 1600
Jacksonville, FL 32202

Lovco, Inc.                                                         $  100,000
c/o W. Radford Lovett
Southcoast Capital
One Independent Drive, Suite 1600
Jacksonville, FL 32202

East Adams Corporation                                              $  250,000
P.O. Box 4069 (32201)
1010 E. Adams Street
Jacksonville, FL 32242

Fujita Investment Co., Ltd.                                         $1,000,000
International Finance Dept.
4-6-15, Sendagaya
Shibuya-Ku, Tokyo 151-8570 Japan

Gerlach & Company                                                   $  430,000
c/o Mr. Tom Krasner
Harch Capital Management
621 NW 53rd Street, Suite 620
Boca Raton, FL 33487

Kirschner, Kenneth M.                                               $1,000,000
c/o Leboeuf, Lamb, Greene & MacRae, LLP
50 N. Laura Street, Suite 2800
Jacksonville, FL 32202

Pitt & Co.                                                          $2,070,000
c/o Mr. Michael Bowen
Palm Beach Investment Advisors
249 Royal Palm Way, Suite 400
Palm Beach, FL 33480

Southern Farm Bureau Casualty Insurance Company                     $1,000,000
1800 E. County Line Road
Ridgeland, MS 39157

Hare & Co. NY                                                       $1,000,000
c/o Midland Advisors Company
One Midland Plaza
Sioux Falls, SD 57193

American Centennial Insurance Company                               $1,000,000
1415 Foulk Road, Suite 200
Wilmington, DE 19803

Frederick H. Schultz 1994 Trust                                     $1,000,000
c/o Mr. Frederick H. Schultz
Schultz Investments
1181 N. Adams Street
Jacksonville, FL 32202

                                    Exhibit C

15-Jul-99
                                                      ACRES

SMALL COMMERCIAL
                                               3                0.981
                                               5                3.012
                                               A                1.405
                                               B-2              2.951
                                                                8.349

LARGE COMMERCIAL
                                               5                1.5
                                               5A               8.61
                                               9                13.66
                                               10               23.7
                                               11               13.9
                                               12               12.8
                                               Phase V          6.765
                                                                80.935

OFFICE

                                               Oakdale          1.03
                                               1                5.23
                                               2A               5.28
                                               2B               6.4
                                               3                10.25
                                               6C               2.095
                                               7                6.34
                                               8                6.92
                                               1C               3.94
                                                                47.485

Highlands Subtotal                                              136.769

Belfort Office Phase 3                                          6.83

                                    Exhibit D

                               Subordinated Notes

Holder                                                              Principal
                                                                      Amount

Cecil Altmann                                                       $1,000,000

Creek Farms Corp.                                                   $  150,000

Lovco, Inc.                                                         $  100,000

East Adams Corporation                                              $  250,000

Fujita Investment Co., Ltd.                                         $1,000,000

Gerlach & Company                                                   $  430,000

Kirschner, Kenneth M.                                               $1,000,000

Pitt & Co.                                                          $2,070,000

Southern Farm Bureau Casualty Insurance Company                     $1,000,000

Hare & Co. NY                                                       $1,000,000

American Centennial Insurance Company                               $1,000,000

Frederick H. Schultz 1994 Trust                                     $1,000,000

                                    Exhibit E

                                 [FORM OF NOTE]

                                                            April 1, 1999
Number _______________                                $_______________________

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION, AND MUST BE HELD INDEFINITELY UNLESS IT IS TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS, OR AFTER RECEIPT OF AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO RIVERSIDE GROUP, INC., TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED, AND THE TRANSFER DOES NOT VIOLATE ANY APPLICABLE SECURITIES LAW.

                              RIVERSIDE GROUP, INC.
                             SECURED PROMISSORY NOTE
                             DUE SEPTEMBER 30, 2000

         RIVERSIDE GROUP, INC., a Florida corporation (hereafter referred to as "the Company") for value received, hereby promises to pay to the order of _____________________________ or registered assigns, on the date specified in the title of this Note, the principal sum of $_________________________ at the office of the Agent (as defined below) in Jacksonville, Florida, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest from April 1, 1999, semiannually in arrears on March 31 and September 30 of each year commencing September 30, 1999, on the outstanding principal amount hereof from time to time at said office, in like coin or currency, at the rate of 13% per annum from and including April 1, 1999 to and including __________________, 1999 and thereafter at the rate of 11% per annum until the principal sum hereof has been paid in full. Any principal amounts payable hereunder, and to the extent permitted by law, any accrued interest, which are not paid when due shall bear interest from the date due until paid at fourteen percent (14%) per annum.

         The entire outstanding principal balance hereof shall be due and payable on September 30, 2000.

         This Note is one of a duly authorized issue of Notes of the Company, designated as set forth on the face hereof (the "Notes"), issued or to be issued under and pursuant to a Credit Agreement by and among the Company, the original Holders of the Notes and the Agent ("Agent") as defined in such agreement, dated as of ______________, 1999 (the "Agreement"), to which Agreement and all agreements supplemental thereto reference is hereby made for a description of the rights, limitation of right, obligations, duties and immunities thereunder of the Company and the Holders of the Notes. As described in the Agreement, this
Note is secured by, among other collateral, second liens on certain real property and shares of Wickes, Inc. stock owned by the Company and encumbered by first liens in favor of American Founders Life Insurance Company (together with its successors and assigns, called "AFL") securing certain

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obligations of the Company to AFL (the "AFL Obligations"). AFL and the Agent
have entered into an Intercreditor Agreement, a form of which is attached to the Agreement (the "Intercreditor Agreement"), providing for certain rights and obligations of the Agent, AFL and the Holders from time to time of the Notes ("Holders"). By acceptance of this Note, the Holder agrees to be bound by the terms of the Agreement and the Intercreditor Agreement as it relates to the Holders.

     Effective upon receipt by the Agent of written notice from AFL of a default under the AFL Obligations, the rights of the Holder of this Note to receive further payments on this Note shall be junior, inferior, and subordinate in all respects to, and postponed until payment in full of, the AFL Obligations except as to payments representing proceeds of collateral for this Note which is not collateral for the AFL Obligations and to payments made pursuant to any order of a bankruptcy court or another court of competent jurisdiction. By acceptance of this Note, the Holder hereof agrees that (a) any payments received by it after the Agent receives the aforementioned notice of default from AFL shall be held in trust by the Holder for the sole and exclusive benefit of AFL and promptly delivered by the Holder in the form received directly to AFL as directed by AFL to the Agent; (b) if any such amounts are not paid to AFL within three business days after the receipt thereof by the Holder, the Holder shall pay to AFL interest on such amounts at the a lesser of 18% per annum simple interest of the maximum rate permitted by law from the date of receipt until full payment is made to AFL; (c) AFL shall have the unfettered right, from time to time, to amend any one or mope of the loan documents relating to the AFL Obligations by agreement with the Company and such amendments shall not affect the priority of AFL's liens and security interests in its collateral, which shall continue to be superior and prior to the liens and security interests in such collateral of the Agent and/or the Holders without any requirements to obtain any consent, approval or subordination from the Agent and/or the Holders. By acceptance of this Note, the payee represents and warrants for the benefit of AFL and the Agent as follows:

     (1) The Agent has the full right, power and authority to execute and deliver and perform the Agent's obligations under the Intercreditor Agreement without the consent of any other person;

     (2) As of the date of delivery of this Note by the Company, the person named as Agent in the Intercreditor Agreement is the incumbent agent under the Agreement and has the full right, power and authority to release Collateral (as defined in the Intercreditor Agreement) as provided in the Intercreditor Agreement without the consent of the Holders of the Notes;

     (3) The payees of the Notes, by execution of the Agreement, have authorized the Agent to execute, deliver and perform the Agent's obligations under the Intercreditor Agreement and to bind Holders of the Notes to the terms thereof; and the execution, delivery and performance of the Agreement has been authorized by all necessary corporate and other actions on behalf of the payee of this Note; and

     (4) The Agent has full power to act on behalf of the Holders of these Notes and AFL shall be entitled to rely upon any agreement executed by the Agent during the term of the intercreditor Agreement without the necessity of confirming or verifying the authority of the Agent to so act on behalf of the Holders of the Notes and without the necessity of obtaining the approval or consent of such Holders.

     (5) Agent has the full right, power and authority to execute, deliver and perform its obligations under this Agreement and to bind the Holders without the consent of any other

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person, including any regulatory agency and all such actions have been authorized by all necessary corporate or other actions on the part of the payee.

     (6) The payee has not assigned any of its rights in and to the Subordinated Notes, the Subordinated Note Agreement, the Subordinated Mortgages, the Subordinated Pledge, the Holder loans (as such terms are defined in the Intercreditor Agreement) or any other agreement between the payee and the Company to any other person except such persons as would take their interests subject to the payee's obligations under the Credit Agreement and Intercreditor Agreement.

     (7) The Intercreditor Agreement is binding and enforceable against the Holder and the Agent in accordance with its terms; subject to bankruptcy, fraudulent transfer, moratorium and other laws for the benefit of creditors generally and to the discretion of a court in the enforcement of equitable remedies.

The Holder of this Note acknowledges and agrees that AFL and the Agent shall be entitled to rely upon the provisions set forth in this Note.

     The Agreement contains provisions permitting the Company and the Agent, with the written consent of the Holders of more than 50 percent of the aggregate principal amount of the Notes at the time outstanding ("50% Holders") to amend any of the provisions of the Agreement or modify in any manner the rights of the Holders of the Notes; provided, however, that no such amendment shall (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver; (ii) reduce the rate of or extend the time for payment of interest, including defaulted interest, on any Note; (iii) reduce the principal of or extend the fixed maturity of any Note or alter the redemption provisions thereof; (iv) waive a default in the payment of the principal of or the interest on, or redemption or other payment with respect to, any Note; (v) make any Note payable in money other than that stated in the Note or (iv) alter the provisions of the Agreement so as to reduce the percentage of Holders of Notes required to consent to any amendment of the Agreement or of this Note or to waive compliance with any term of the Agreement or of this Note. It is also provided in the Agreement that, prior to any declaration accelerating the maturity of the Notes, the 50% Holders at the time outstanding may on behalf of the Holders of all of the Notes direct the Agent to waive any past default under the Agreement and its consequences, except a default in the payment of, principal of, or premium, if any, or interest on, the Notes. Any such consent or waiver by any Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

     In case an Event of Default, as defined in the Agreement, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Agreement.

     No reference herein to the Agreement and no provision of this Note or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

     This Note may be prepaid at the option of the Company as a whole, or from time to time in part, on any date prior to maturity, upon giving notice of such prepayment not less than 15 nor

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more than 60 days prior to the date fixed for prepayment to the Holder hereof, all as provided in the Agreement, provided that accrued interest to the date fixed for prepayment shall be also be paid together with such prepayment.

     Upon the occurrence of a Change of Control Event (as defined in the Agreement), the 50% Holders have the right, in the Agreement, to direct the Agent to require the Company to purchase all or a portion of the Notes in this manner, for the price and on the terms described in the Agreement. Such repurchase election shall be binding on all Holders of Note as to their ratable share of the aggregate principal to be purchased.

     The Company shall, unless otherwise directed in writing by the Agent or 50% Holders, make all payments due hereunder to the Agent on behalf of the Holders and shall be fully protected in doing so. In all respects, unless otherwise directed by 50% Holders, the Company may rely upon any action of the Agent as representing the action of the Holders of the Notes.

     The Holder hereof, if it is a citizen or organized under the laws of any jurisdiction other than the United States of America or any political subdivision thereof, (i) represents to the Company that under applicable law and treaties no taxes will be required to be withheld by the Company with respect to any payments to be made to the Holder hereunder, (ii) has furnished to the Company either U.S. Internal Revenue Service Form 4224 or Form 1001 (wherein the Holder claims entitlement to complete exemption from United States federal withholding tax on all payments hereunder), (iii) will furnish the Company a new form 4224 or Form 1001, or similar statement or documents, upon the obsolescence of any previously delivered form and (iv) will comply from time to time with all applicable United States laws and regulations with respect to withholding tax exemption. No interest herein may be transferred to any person that is a citizen or organized under the laws of any jurisdiction other than the United States of America or any political subdivision thereof unless the transferee in writing represents to the Company and agrees to the provisions of this paragraph.

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     IN WITNESS WHEREOF, RIVERSIDE GROUP, INC. has caused this Note to be signed in its name by its ______________ President, its corporate seal to be imprinted hereon, and attested by its Secretary.

                                                  RIVERSIDE GROUP, INC.


                                                  By:___________________________
Dated: _________________                          Its ________________ President

[CORPORATE SEAL]
Attest:


______________________________
           Secretary